                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 _____________


                                 SCHEDULE 13G
                                (Rule 13d-102)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                          PURSUANT TO RULE 13(d)-2(b)
                         (Amendment No. ____________)/1/


                              CuraGen Corporation
--------------------------------------------------------------------------------
                               (Name of Issuer)

                         Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   23126R101
--------------------------------------------------------------------------------
                                (CUSIP Number)

                               February 15, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_]  Rule 13d-1(b)
[X]  Rule 13d-1(c)
[_]  Rule 13d-1(d)


_________________
/1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 SCHEDULE 13G


  CUSIP No. 23126R101
            ---------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1.   I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (Entities Only).


      Bayer AG
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
 2.                                                             (a) [_]
                                                                (b) [X]

------------------------------------------------------------------------------
      SEC USE ONLY
 3.


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4.

      Federal Republic of Germany
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5.
     NUMBER OF
                          3,112,482
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6.

     OWNED BY             0
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7.
    REPORTING
                          3,112,482
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8.
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9.
      3,112,482
------------------------------------------------------------------------------
      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10.   (See Instructions)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11.

      6.4%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (See Instructions)
12.
      CO
------------------------------------------------------------------------------

Item 1.

(a)  Name of Issuer:

           CuraGen Corporation

(b)  Address of Issuer's Principal Executive Offices:

           555 Long Wharf Drive
           11th Floor
           New Haven, Connecticut  06511

Item 2.

(a)  Name of Person Filing:

           Bayer AG

(b)  Address of Principal Business Office or, if None, Residence;

           D 51368
           Leverkusen
           Federal Republic of Germany

(c)  Citizenship:

           Federal Republic of Germany

(d)  Title of Class of Securities:

           Common Stock, $0.01 par value

(e)  CUSIP Number:

           23126R101

Item 3.  If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b) or
         (c), check whether the person filing is a:

(a)  [_] Broker or dealer registered under Section 15 of the Exchange Act.
(b)  [_] Bank as defined in Section 3(a)(6) of the Exchange Act.
(c)  [_] Insurance company as defined in Section 3(a)(l9) of the Exchange Act.
(d) [_] Investment company registered under Section 8 of the Investment Company Act.
(e)  [_] An investment adviser in accordance with Rule 13d-l(b)(1)(ii)(E);
(f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
(g) [_] A parent holding company or control person in accordance with Rule 13d-I(b)(1)(ii)(G);
(h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act;
(i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;
(j)  [_] Group, in accordance with Rule 13d-l(b)(1)(ii)(J).

Item 4.  Ownership.


 (a)  Amount beneficially owned:                                     3,112,482

 (b)  Percent of class:                                                    6.4%

 (c)  Number of shares as to which the person has:

      (i)   Sole power to vote or to direct the vote                 3,112,482

      (ii)  Shared power to vote or to direct the vote                       0

      (iii) Sole power to dispose or to direct the disposition of    3,112,482

      (iv)  Shared power to dispose or to direct the disposition of          0


Item 5.  Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not applicable.

Item 8.  Identification and Classification of Members of the Group.

Not applicable.

Item 9.  Notice of Dissolution of Group.

Not applicable.

Item 10.  Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                           [Signature Page Follows]

                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  February 23, 2001
                                           -------------------------------
                                                         Date

                                                  /s/ Armin Buchmeier
                                           -------------------------------
                                                       Signature

                                            Armin Buchmeier, Senior Counsel
                                           --------------------------------
                                                       Name/Title